                                                                  Exhibit (d)(2)

                         EXCHANGE AND VOTING AGREEMENT

          AGREEMENT dated as of September 18, 2000, among Nova Finance Company LLC, a Delaware limited liability company ("Merger Subsidiary"), Sunburst Hospitality Corporation, a Delaware corporation (the "Company"), and each of the persons listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                                   BACKGROUND

          1. Immediately after the execution and delivery of this Agreement, Merger Subsidiary, a limited liability company formed by the Shareholders, and the Company are entering into a Recapitalization Agreement (the "Recapitalization Agreement"). Capitalized terms used but not defined herein will have the meanings assigned to them in the Recapitalization Agreement. The Recapitalization Agreement provides, among other things, for the merger of Merger Subsidiary with and into the Company, with the Shares being converted into the right to receive the Merger Consideration, the Class A Converted Shares being converted into the right to receive the Class A Merger Consideration and the Merger Subsidiary Common Shares being converted into the right to receive the Surviving Corporation Common Shares.

          2. As of the date hereof, each Shareholder owns (i) the number of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") specified opposite its name under the column "Owned Shares" on Schedule A, of which owned shares the number of shares specified opposite its
----------
name under the column "Restricted Stock" on Schedule A are shares of Restricted
                                            ----------
Stock, and (ii) the number of Options specified opposite the name under the column "Options" on Schedule A. All of such shares, together with any shares of
                    ----------
Company Common Stock acquired of record or beneficially owned by such Shareholders in any capacity after the date hereof and prior to the Effective Time of the Merger, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, will be referred to herein as "Owned Shares". For purposes of this Agreement, after the Exchange Date (as defined herein), all references herein to "Owned Shares" shall refer to Shares owned after the Exchange Date. Each Shareholder is hereby agreeing, among other things, that (i) such Shareholder will exchange prior to the Merger the Shares specified opposite its name under the column "Owned Shares" on Schedule A hereto
                                                               ----------
(including all Restricted Stock) for Class A Preferred Stock and receive the Class A Merger Consideration in exchange therefor at the Effective Time and (ii) such Shareholder's Options shall not be modified or altered pursuant to the Merger. It is understood that, following consummation of the Merger, references to "Company Common Stock" will mean the shares of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                                   ARTICLE 1

                         REPRESENTATIONS AND WARRANTIES

          1.1  Representations and Warranties of the Shareholders.  Each
               --------------------------------------------------
Shareholder, severally and not jointly, represents and warrants to Merger Subsidiary as follows:

          (a) Authority; Enforceability.  Such Shareholder has the legal
              -------------------------
capacity (in the case of Shareholders that are natural persons) and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (in the case of Shareholders that are not natural persons), executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against it in accordance with its terms.

          (b) No Conflicts.  Except for filings required under the applicable
              ------------
requirements of the 1934 Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution of this Agreement by such Shareholder and the consummation by it of the transactions contemplated hereby and (B) the execution and delivery of this Agreement by such Shareholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Shareholder will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of such Shareholder (if the Shareholder is not a natural person) or any other agreement to which such Shareholder is a party, including any voting agreement, shareholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to its property or assets, except, in each case for such consents required under, and such defaults in respect of, the agreements and arrangements set forth on Schedule 1.1(b) attached hereto.
                          ---------------

          (c) Ownership, Etc. of Shares.  As of the date hereof, such
              -------------------------
Shareholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Shareholder's name under the column "Owned Shares" on Schedule A and the number of Options set forth opposite such
                  ----------
Shareholder's name under the column "Options" on Schedule A.  As of the Exchange
                                                 ----------
Date, such Shareholder will be the record and beneficial owner of the number of shares of Class A Preferred Stock equal to the number of Owned Shares. Each such Shareholder has good and marketable title to its Owned Shares and Options, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to dispose of its Owned Shares, except pursuant to the terms of the Option Plans with respect to Options and Restricted Stock and the terms of this Agreement and except for those encumbrances, agreements, adverse claims, liens or other arrangements in effect on the date hereof and listed on Schedule 1.1(c) attached hereto. Such Shareholder has sole
                     ---------------
power of disposition with respect to all of its Owned Shares and Options and sole voting power with respect to the matters set forth in Section 3.1 and sole power to demand dissenter's or appraisal rights, in each case with respect to all of its Owned Shares, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement (subject to the Option Plans with respect to Options and Restricted Stock). None of such Owned Shares or Options is subject to any voting trust, stockholders agreement or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Owned Shares, except the terms of the Company Plans with respect to Options and Restricted Stock and as contemplated by this Agreement and the agreements and arrangements in effect on the date hereof and listed on
Schedule 1.1(c).
---------------

          (d) Access to Information, Etc.  Such Shareholder has been provided
              --------------------------
with a copy of the Recapitalization Agreement and has had an opportunity to review it. It has been supplied with, or otherwise has had access to, adequate information and the opportunity to ask questions in order to make its own independent decision to exchange its Shares for the Class A Preferred Stock and receive in the Merger the Class A Merger Consideration. It understands that the Surviving Corporation Common Shares that it will receive in the Merger will not have been registered under the 1933 Act and that the certificates for such shares will bear an appropriate legend to such effect. It further understands that the Surviving Corporation Common Shares that it will receive in the Merger will bear an appropriate legend with respect to the stockholders agreement referred to in Section 4.3 below.

          1.2  Representations and Warranties of Merger Subsidiary.  Merger
               ---------------------------------------------------
Subsidiary represents and warrants to each Shareholder as follows:

          (a) Authority.  It is duly formed, validly existing and in good
              ---------
standing under the laws of Delaware. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

          (b) No Conflicts; Enforceability.  Except for filings required under
              ----------------------------
the applicable requirements of the 1934 Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution of this Agreement by Merger Subsidiary and the consummation by it of the transactions contemplated hereby, and (B) the execution and delivery of this Agreement by Merger Subsidiary, the consummation by it of the transactions contemplated hereby and its compliance with the terms hereof will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any limited liability company agreement, or any other agreement to which it is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Merger Subsidiary or to its property or assets.

          (c) Business Activities by Merger Subsidiary.  Merger Subsidiary
              ----------------------------------------
was formed solely for purposes of effecting the transactions described in this Agreement and the Recapitalization Agreement. Merger Subsidiary has conducted no business activities, and has incurred no liabilities, since such formation.

                                   ARTICLE 2

                     TRANSFER AND ACQUISITION RESTRICTIONS

          2.1  Transfer Restrictions.  Each Shareholder hereby agrees during the
               ---------------------
term of this Agreement not to (i) directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) to a person who is not a Shareholder (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of its Owned Shares or Options to any person other than pursuant to the terms of the Recapitalization Agreement or this Agreement, (ii) enter into any voting arrangement or understanding other than under this Agreement, whether by proxy, voting agreement or otherwise, with respect to any of its Owned Shares or Options, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Shareholder from performing any of its obligations under this Agreement.

          2.2  Acquisition Restrictions.  Each Shareholder hereby agrees not to
               ------------------------
purchase or otherwise acquire beneficial ownership of any additional shares of Common Stock except for Options and Restricted Stock granted under the Option Plans.

                                   ARTICLE 3

                            SUPPORT OF TRANSACTIONS

          3.1  Voting of Total Shares.  Under the terms of this Agreement, at
               ----------------------
any Company Shareholders' Meeting or at any adjournment thereof or in any other circumstances upon which any shareholders' vote, consent or other approval is sought, each of the Shareholders will attend such meeting, in person or by proxy, and will vote all of its Owned Shares, or otherwise provide requisite written consent (i) in favor of the Transactions and the adoption and the approval of the Recapitalization Agreement and the Transactions, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Recapitalization Agreement, and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Transactions, including, but not limited to, any action referred to in Section 6.01 of the Recapitalization Agreement.

          3.2  No Other Proxies.  Each Shareholder will not, unless and until
               ----------------
this Agreement terminates in accordance with Section 3.3 or Section 5.2 hereof, grant (other than through a proxy solicited by the Board of Directors of the Company through which the Shareholder will provide voting instructions consistent with the requirements of Section 3.1 hereof) any proxy or power of attorney with respect to any of its Owned Shares, deposit any of its Owned Shares or Options into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Owned Shares. Each Shareholder further agrees not to commit or agree to take any action inconsistent with any of the matters covered in this Article 3.

                                   ARTICLE 4

                                   COVENANTS

          4.1  Exchange of Certain Shares Prior to the Merger.  On the Closing
               ----------------------------------------------
Date, but prior to the Effective Time (such time and date, the "Exchange Date"), each Shareholder shall exchange each of its Owned Shares for one-tenth of a share of Class A Preferred Stock. Each Shareholder agrees that its Options shall not be affected or modified by reason of the Merger Agreement or the Merger.

          4.2  Appraisal Rights.  Each Shareholder hereby irrevocably waives any
               ----------------
rights of appraisal with respect to any of its Owned Shares or Class A Preferred Stock in connection with the Merger or rights to dissent from the Merger that such Shareholder may otherwise have, with respect to the Merger, under the DGCL.

          4.3  Stockholders and Registration Rights Agreement.  Each Shareholder
               ----------------------------------------------
agrees that, on or prior to the Effective Time, it will enter into a stockholders and registration rights agreement relating to the Surviving Corporation Common Shares with the terms set forth on Exhibit A hereto, with
                                                      ---------
such changes as may be reasonably agreed to by the Shareholders, in a form reasonably satisfactory to such Shareholders prior to or at the Effective Time.

          4.4  No Conduct of Business Activities by Merger Subsidiary.  Merger
               ------------------------------------------------------
Subsidiary agrees that it will not conduct any business activities, and will not incur any liabilities, from the date of this Agreement through the time at which Merger Subsidiary merges with and into the Company. Without limiting the generality of the foregoing, Merger Subsidiary shall be in existence solely to effect the transactions described in this Agreement and the Recapitalization Agreement.

          4.5  Further Assurances.  Each of the parties hereto agrees that it
               ------------------
will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the other parties to this Agreement may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                                   ARTICLE 5

                                 MISCELLANEOUS

          5.1  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

          5.2  Termination.  This Agreement will terminate, and no party hereto
               -----------
shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Recapitalization Agreement in accordance with its terms.

          5.3  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including any written or oral agreement or understanding, among or between the parties with respect to the subject matter hereof.

          5.4  Amendments.  This Agreement may not be amended or compliance with
               ----------
any provision hereof waived, except by an instrument in writing signed by each of the parties hereto whose rights or obligations are affected by such amendment or waiver. Without limiting the generality of the foregoing, this Agreement may be amended to add to or subtract from the list of Shareholders and/or to modify the treatment of Shareholders' holdings as set forth on Schedule A, and such amendment need only be executed by Merger Subsidiary and those Shareholders who are being added to or subtracted from the list of Shareholders or the treatment of whose holdings is being modified as set forth on Schedule A.

          5.5  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address to a party as shall be specified by like notice):

          if to Merger Subsidiary:


               Nova Finance Company LLC
               c/o Sunburst Hospitality Corporation
               10770 Columbia Pike
               Silver Spring, MD 20901
               Attention:  James A. MacCutcheon
               Facsimile:  (301) 592-3830

          with a copy to:


               Cahill Gordon & Reindel
               80 Pine Street
               New York, NY 10005
               Attention:  W. Leslie Duffy, Esq.
                           Richard E. Farley, Esq.
               Facsimile:  (212) 269-5420

          if to the Company:


               Sunburst Hospitality Corporation
               10770 Columbia Pike
               Silver Spring, MD 20901
               Attention:  Chairman of the Board
                           General Counsel
               Facsimile:  (301) 592-3830

          if to the Shareholders listed on Schedule A hereto:

               c/o Sunburst Hospitality Corporation
               10770 Columbia Pike
               Silver Spring, MD 20901
               Facsimile:  (301) 592-3830

          5.6   Interpretation.  When a reference is made in this Agreement to
                --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          5.7   Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, all of which shall be considered one and the same agreement.

          5.8   Governing Law.  The validity, construction and effect of this
                -------------
Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

          5.9   Enforcement.  The parties agree that irreparable damage would
                -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

          5.10  Parties in Interest.  This Agreement shall be binding upon and
                -------------------
inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          5.11  Descriptive Headings.  The descriptive headings used herein are
                --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          5.12  Severability.  Whenever possible, each provision or portion of
                ------------
any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          5.13  Definitions; Construction.  For purposes of this Agreement:
                -------------------------

          (a) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement (other than by virtue of this Agreement), arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          (b) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          5.14  Shareholder Capacity.  Notwithstanding anything herein to the
                --------------------
contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as such a director, and the agreements set forth herein shall in no way restrict any director in the exercise of his fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his capacity as the record or beneficial holder of such Shareholder's Owned Shares.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, each of Merger Subsidiary and the Shareholders listed below have caused this Agreement to be duly executed, as of the date first written above.

                              NOVA FINANCE COMPANY LLC


                              By: ___________________________
                                  Name:
                                  Title:

                              SUNBURST HOSPITALITY CORPORATION


                              By: ___________________________
                                  Name:
                                  Title:

                              REALTY INVESTMENT COMPANY, INC.

                                  /s/
                              By: ___________________________
                                  Name:
                                  Title:

                              THE STEWART BAINUM DECLARATION OF TRUST DATED
                                  MAY 23, 1995


                              By: /s/
                                  ---------------------------
                                  Name:
                                  Title:

                              THE JANE L. BAINUM DECLARATION OF TRUST DATED
                                  MAY 23, 1995


                              By: /s/
                                  ---------------------------
                                  Name:
                                  Title:

                              THE BARBARA J. BAINUM DECLARATION OF TRUST DATED
                                  DECEMBER 20, 1996

                              By: /s/
                                  ---------------------------
                                  Name:
                                  Title:

                                        THE STEWART W. BAINUM, JR.
                                        DECLARATION OF TRUST DATED
                                        MARCH 13, 1996

                                    By: /s/
                                        ---------------------------
                                        Name:
                                        Title:

                                        THE BRUCE BAINUM DECLARATION OF
                                        TRUST DATED MARCH 13, 1997

                                        By: /s/
                                            ---------------------------
                                            Name:
                                            Title:

                                        THE ROBERTA BAINUM IRREVOCABLE
                                        GRANTOR TRUST

                                        By: /s/
                                            ------------------------------
                                            Name:
                                            Title:

                                        MID PINES ASSOCIATES LIMITED
                                        PARTNERSHIP

                                        By: /s/
                                            -------------------------------
                                            Name:
                                            Title:

                                        CAMBRIDGE INVESTMENT COMPANY, LLC

                                        By: /s/
                                            ---------------------------
                                            Name:
                                            Title:

                                        STEWART BAINUM

                                        By: /s/
                                            ---------------------------------
                                            Name:
                                            Title:

                                        STEWART W. BAINUM, JR.

                                        By: /s/
                                            ----------------------------------
                                            Name:
                                            Title:

                                        BARBARA J. BAINUM

                                        By: /s/
                                            -----------------------------
                                            Name:
                                            Title:

                                        BRUCE BAINUM

                                        By: /s/
                                            ----------------------------------
                                            Name:
                                            Title:

                                        JAMES A. MACCUTCHEON

                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title:

                                        KEVIN P. HANLEY

                                        By: /s/
                                            -----------------------------------
                                            Name:
                                            Title:

                                        PAMELA M. WILLIAMS

                                        By: /s/
                                            -------------------------------
                                            Name:
                                            Title:

                                        CHARLES WARCZAK

                                        By: /s/
                                            -------------------------------
                                            Name:
                                            Title:

                                        GREGORY MILLER

                                        By: /s/
                                            ----------------------------------
                                            Name:
                                            Title:

                 EXHIBIT A: STOCKHOLDERS' AGREEMENT TERM SHEET

1.   Provisions Relating to Making/Preserving an S Election.
     ------------------------------------------------------

     (a) All shareholders that qualify as S corporation shareholders should agree to make an S election if the Board of Directors determines that such an election is in the best interests of the Company and its shareholders.

     (b) No shareholder (whether or not the shareholder qualifies as an S corporation shareholder) should be able to transfer its shares to any person, trust or entity that does not qualify as an S corporation shareholder. Any such transfer should be void.

     (c) All transferees should be required to execute a copy of the shareholders' agreement and agree to its terms.

     (d) Realty, Mid Pines, and Cambridge Investments LLC cannot agree to join in an S election because they do not qualify to be S corporation shareholders. Nonetheless, they should agree that they will not transfer their shares to persons that do not qualify as S corporation shareholders, except that Mid Pines and Cambridge may make distributions to their existing partners, which are not qualifying subchapter S shareholders, on the condition that those partners transfer the assets to persons who qualify as S corporation shareholders. The shareholders' agreement, however, should not require Realty to dispose of its stock to enable Sunburst to make an S election until such time as the Company can provide reasonable projections indicating that the excess of cash distributions with respect to the Company shares currently owned by Realty over the respective Realty-transferee shareholders' Company-related tax liabilities for the following five-year period will exceed, in the aggregate, the tax liabilities of Realty and its shareholders triggered by Realty's disposition of the Company's shares.

     (e) No shareholder should be able to pledge its stock as collateral for any loan.

     (f) No shareholder should be able to transfer its shares to any person, trust or entity if to do so would cause the Company to have more than 75 shareholders. Any such transfer should be void.

     (g) No more than 25 shareholders should be shareholders other than (i) Stewart Sr., Jane, their estates and any trusts for their benefit, their lineal descendants (including their estates and any trusts for their benefit) and QTIP trusts for the benefit of the spouse of a lineal descendant as long as a lineal descendant is the trustee or (ii) entities controlled by the Bainum family (collectively, the "Bainum Family"). This gives the Bainums flexibility in their estate planning.

     (h) Although not required to be counted under the statute and regulations, option holders should be counted as shareholders for purposes of the 75 shareholder test so that the exercise of an option will not cause the Company to have more than 75 shareholders. Option agreements must specify that upon exercise the option holder/shareholder will be required to sign the shareholders' agreement.

     (i) No shareholder shall take any act that would adversely affect the Company's ability to make an S election (or, once made, the Company's ability to continue to qualify as an S corporation).

     (j) If the Company's Board of Directors determines that it is in the interest of the Company and shareholders to revoke the S election, then all shareholders should consent to the revocation of the S election.

     (k) The shareholders should agree that they will take any actions necessary and execute any consents necessary to obtain a ruling from the Service under Section 1362(f) of the Internal Revenue Code in the event that the Company's S corporation status is terminated inadvertently.

     (l) The shareholders should consent to any election to close the Company's books if the Board of Directors determines such an election is in the best interests of the Company and/or its shareholders.

     (m) All shareholders that qualify as S corporation shareholders should grant a power-of-attorney to Stewart Bainum, Jr. (or if he is unable to act, then Barbara Bainum) to execute, on their behalf, an S election or any consent required to be filed by the shareholder of an S corporation. All actions taken pursuant to this power of attorney shall be consistent with the terms of the shareholders' agreement and approved by the Board of Directors.

2.   Provisions Relating to the Sale of the Company.
     ----------------------------------------------

     (a) The Bainum Family should be provided with bring-along rights in the event of the sale of their stock of the Company. This way, if the Bainum Family agrees to sell stock representing at least 50% of the voting power of the Company, in the aggregate, to an unrelated third party, everyone else also must sell if the Bainum Family wants them to sell.

     (b) Stockholders should be provided with tag-along rights in the event of a sale by the Bainum Family of their stock of the Company. This way, if the Bainum Family agrees to sell stock representing at least 50% of the voting power of the Company, in the aggregate, to an unrelated third party, all stockholders will have the right to sell all of their stock to the third party at the same price and on the same terms and conditions as the sale by the Bainum Family.

     (c) All stockholders should be given "piggyback" registration rights with respect to any public offering of equity securities by the Company, other than (i) a registration on Form S-8 with respect to an employee benefit plan, or (ii) a registration on Form S-4; provided, however,
                                                            --------  -------
          that if the public offering is a firm commitment underwriting, such registration rights shall be subject to customary cutback by the underwriters, including, in the case of the Company's initial public offering, a full cutback.

     (d) In the event that the Company sells any additional equity securities, all shareholders shall have a right of first offer to purchase their pro rata share of such securities prior to the sale by the Company other than pursuant to the right of first offer. Any such securities not subscribed for by shareholders pursuant to this right may be sold by the Company for a period of 90 days at the same price and upon the same terms as contained in the offer to shareholders. This right of first offer shall not apply to shares sold by the Company (i) to management as part of a management compensation plan, (ii) in connection with any merger, acquisition or similar transaction with a third party that is not an affiliate of the Bainum Family, or (iii) as part of a Qualifying IPO.

     (e) Stewart Bainum, Jr. (or if he is unable to act, then Barbara Bainum) should be provided with a power-of-attorney from the other shareholders to execute any documents reasonably requested by a buyer of the stock of the Company. All actions taken pursuant to this power of attorney shall be consistent with the terms of the shareholders' agreement and approved by the Board of Directors.

     (f) Stewart Bainum, Jr. (or if he is unable to act, then Barbara Bainum) should be provided with a power-of-attorney to consent to an election under Section 338(h)(10) of the Internal Revenue Code in the event of a sale of the stock of the Company. A 338(h)(10) election allows an S corporation and its shareholders to treat the sale of the S corporation's stock as a sale of the S corporation's assets, and provides the purchaser with an increased tax basis for the assets.
          The tax cost to the shareholders is that some portion of their gain may be ordinary gain rather than capital gain. Purchasers will often pay a premium for the 338(h)(10) election, so if the premium exceeds the tax cost, the Company should be in a position to make the election without having to negotiate with any minority shareholders. All actions taken pursuant to this power of attorney must be consistent with the terms of the shareholders' agreement and approved by the Board of Directors.

3.   Provisions Relating to Buy/Sell and Right of First Refusal.
     ----------------------------------------------------------

     (a) The shareholders' agreement should contain customary buy/sell and right of first refusal provisions. The Bainum Family understands that this agreement will not provide them with any rights to put their stock to the Company, nor is there any obligation on the part of the Company to buy their stock. The terms of the buy/sell and rights of first refusal should include the following:

          (i) In the case of purchases by the Company or existing shareholders from members of the Bainum Family or their successors or transferees, no more than two-thirds of the purchase price can be payable, at the purchaser's option, in the form of a note, and any such note shall have a fair market interest rate and a term not to exceed five years and shall be secured by the stock sold. However, in the case of purchases by the Company or existing shareholders when they are matching a bona fide third-party offer, the applicable purchase terms shall match the offer of the third party. In the case of all other purchases, the purchase price should be payable in cash. If, after the death of any Bainum Family member, his or her executor or trustee wants to make a sale of stock under the shareholders' agreement pursuant to Treas. Reg. (S) 53.4941(d)-1(b)(3), so that the sale will not constitute self-dealing and any note may be held by a private foundation, the fair market value of the combination of cash and the note must equal the fair market value of the stock.

          (ii) Except as described in (iii) and (iv) below, for purchases that are subject to the purchase options in the shareholders' agreement but that do not have third parties establishing the price, the purchase price of a share of the Company's stock shall be equal to the Appraised Value, as determined pursuant to Attachment A to this memo, divided by the fully diluted number of shares of the Company's stock then outstanding. Each determination of the Appraised Value shall be effective for the following twelve-month period. For purchases that are subject to the purchase options in the shareholders' agreement and that do have third parties establishing the price, the price and terms of the purchase pursuant to the shareholders' agreement shall be the same as the price and terms of the third party offer.

          (iii) The purchase price for purchases by the Company or existing shareholders from public charities will be negotiated on an arm's length basis. In the event the seller requires an appraisal to support that the agreed-upon price represents the fair market value of the stock, that appraiser shall be selected and paid by the seller.

          (iv) If, after the death of any Bainum Family member, his or her executor or trustee wants to make any sale of stock to the Company or existing shareholders under the shareholders' agreement, including a sale pursuant to Treas. Reg. (S) 53.4941(d)-1(b)(3), so that the sale will not constitute self-dealing and a private foundation can hold the note, the purchase price will be negotiated on an arm's length basis. In the event the seller requires an appraisal to support that the agreed-upon price represents the fair market value of the stock, that appraiser shall be selected and paid by the seller.

     (b) The Company should have right of first refusal with respect to any proposed purchase or sale of a shareholders' stock that is subject to the right of first refusal (see (e) below). If the Company does not buy, then the remaining shareholders can purchase the stock based on the pro rata ownership of the purchasing shareholders.

     (c) Stewart Bainum, Jr. (or if he is unable to act, then Barbara Bainum) should be provided with a power-of-attorney to execute any documents necessary to perfect a transfer of shares pursuant to the shareholders' agreement. All actions taken pursuant to this power of attorney shall be consistent with the terms of the shareholders' agreement and approved by the Board of Directors.

     (d) The Company and the shareholders agree to cooperate in obtaining the approval of the probate court in the event that any Bainum Family member wants to make a sale of stock under the shareholders' agreement pursuant to Treas. Reg. (S) 53.4941(d)-1(b)(3), so that the sale will not constitute self-dealing and a private foundation can hold the note. Any direct expenses incurred shall be the responsibility of the selling party.

     (e) Subject to restrictions described above that relate to S corporation status, members of the Bainum Family must be free to transfer to the following persons without triggering the right of first refusal: (i) other members of the

          Bainum Family and (ii) public charities identified by the Bainum Family. In addition, the following transactions should not be subject to the right of first refusal: (i) a sale of up to 25,000 shares of stock by Stewart Bainum, Jr. to Ann Yarish, (ii) a sale of up to 25,000 shares by Ann Yarish to any other stockholder, and (iii) a transfer from one existing shareholder to another existing shareholder.

     (f) No transfers of the Company's stock to a private foundation should be permitted.

     (g) Upon the death, permanent disability or termination of employment of any member of the management group (a "Qualifying Event"), if the management shareholder elects, another shareholder may purchase the shares of the management shareholder for such price and upon such terms as the seller and purchaser may agree. If such election is not made before the time when the Company has the obligation to repurchase the shares, the Company shall repurchase the shares of the management shareholder for cash per share in an amount equal to the Appraised Value as determined pursuant to Attachment A to this Memorandum, divided by the fully diluted number of shares of the Company's stock then outstanding.

     (h) Upon the death of Ann Yarish, the Company shall repurchase up to 25,000 of her shares upon the terms provided in the preceding paragraph. Mrs. Yarish shall not have the right at any time to transfer or give her shares to anyone other than an existing shareholder or the Company.

     (i) In the event that the Company is unable to purchase stock from a member of the management group due to restrictions imposed by any of the Company's lenders, then the Company shall purchase the stock from the member of the management group as soon as the restriction imposed by the lender terminates. The per share purchase price for any such purchase shall be equal to the Appraised Value as determined pursuant to Attachment A to this Memorandum, divided by the fully diluted number of shares of the Company's stock then outstanding, as though the purchase took place in the year that it would have taken place had there been no lender's restriction. The Company or acquiring shareholders shall pay interest on the purchase price at the then current borrowing rate of the Company for the period from the date the stock would have been sold to the Company in the absence of the lenders' restriction through the date of actual settlement; in no case, however, shall such interest accrue before the maturity date of Chase Term Loan Number 2, as such date may be extended from time to time.

     (j) No transfers of Company stock by management will be permitted other than (i) upon a Qualifying Event, (ii) upon specific Board approval or
          (iii) a transfer to another existing shareholder.

4.   Provisions Relating to Company Operations.
     -----------------------------------------

     (a) All employment and option arrangements must conform to the single-class-of-stock regulations of Section 1361 of the Internal Revenue Code.

     (b) In the event that the Company converts to an S corporation, the shareholders' agreement should provide for quarterly distributions to shareholders. Distributions shall be determined at the highest individual Maryland income tax rate added to the highest individual federal income tax rate (after giving effect to the state deduction) and will be calculated based on the amount and character of the income anticipated to flow to the shareholders from the Company on its annual tax Forms K-1.

     (c) The Company should agree not to do anything that would jeopardize the Company's S election unless the Company's Board of Directors has expressly agreed to revoke the S election.

     (d) Pam Williams of the Company's legal staff indicated that the Company will issue "restricted stock" to certain employees (i.e., stock that is subject to vesting over time). Generally, S corporations can issue restricted stock without causing a problem under the single-class-of-stock rules in Section 1361 of the Internal Revenue Code. If the recipient of the restricted stock makes an election under Section 83(b) of the Internal Revenue Code, then the restricted stock will be treated as outstanding for all purposes. If no such election is made, then the restricted stock will not be treated as outstanding until the stock has vested. For purposes of counting the 75 shareholders as well as for determining the fully diluted number of shares outstanding in performing appraisals under this Agreement, the Company should treat holders of restricted stock as shareholders owning the full amount of restricted stock granted to them regardless of whether or not a Section 83(b) election has been made or the stock has vested.

5.   Amendment.
     ---------

The shareholders' agreement should be amendable with the approval of stockholders representing two thirds of the voting power of the Company; provided, however, that in the event an amendment to the shareholders' agreement
--------  -------
is proposed that would result in a material loss of economic rights for the management stockholders, the two-thirds majority of the voting power must include a majority of the voting power held by management stockholders.

                                 Attachment A

1. As used herein, "Appraised Value" means the fair market value of the Company, as an entity, determined on a multiple of the operating EBITDA of the Company less all liabilities of the Company (including preferred stock of the Company or any of the Company's subsidiaries).

The operating EBITDA shall be calculated using the audited financial statements of the Company for the fiscal year in which the repurchase election is made and shall specifically exclude (i) gain or loss from the sale of hotels, (ii) income or loss from discontinued operations, and (iii) any other extraordinary items, in each case as determined in accordance with generally accepted accounting principles.

The appropriate multiple of the Company shall be determined by an appraiser selected as outlined in Section 2 below. The multiple shall be based on the marketplace and general economic conditions prevailing at the fiscal year-end for the fiscal year in which the repurchase election is made.

2. The Appraised Value shall be determined as follows: within thirty (30) days following the end of the fiscal year in which a repurchase election is made, the Company and the Selling Shareholder shall each exchange a list of nationally recognized investment banking firms. The Company and the selling shareholder shall then choose one firm that appears on both lists to perform the appraisal (the "Primary Firm"). If the Primary Firm is agreed upon by both parties, that firm's appraisal shall be the final appraisal.

If the Company and the selling shareholder cannot agree on one investment banking firm, then each shall choose one investment banking firm and those two investment banking firms shall each prepare an appraisal. The appraisals shall be combined and the arithmetic average computed, which shall be the final appraisal unless either appraised valued differs from the arithmetic average by more than five percent (5%), in which case the two investment banking firms shall choose a Third Firm. In this instance, the Third Firm shall determine the final appraisal.

     The Company and the selling shareholder shall each pay the fees and expenses of their own investment banking firm. The Company shall pay the fees and expenses of the Primary Firm and the Third Firm. The appraisal determined to be the final appraisal shall be conclusive and binding upon the parties absent fraud or manifest error.

                           SCHEDULE A: SHAREHOLDERS

           Name of                                         Restricted
         Shareholder                  Owned Shares           Stock            Options
Realty Investment Company,               1,189,289                --               --
 Inc.

The Stewart Bainum                       2,011,636                --               --
Declaration of Trust
  Dated May 23, 1995

The Jane L. Bainum                         266,237                --               --
Declaration of Trust
  Dated May 23, 1995

The Barbara J. Bainum                      669,349                --               --
Declaration of Trust
  Dated December 20, 1996

The Stewart W. Bainum, Jr.                 874,729                --               --
 Declaration of Trust
  Dated March 13, 1996

The Bruce Bainum                           635,457                --               --
Declaration of Trust
  Dated March 13, 1997

The Roberta Bainum                         655,457                --               --
Irrevocable Grantor Trust

Mid Pines Associates                       593,209                --               --
Limited Partnership

Cambridge Investment                        85,000                --               --
Company, LLC

Stewart Bainum                               2,745               3200               863

Stewart W. Bainum, Jr.                      18,135                --             95,001

Barbara J. Bainum                              424                --               --

Bruce Bainum                                31,500                --               --

James A. MacCutcheon                       303,986            301,252           106,253

Kevin P. Hanley                            160,339            158,895              --

Pamela M. Williams                          48,622             47,835              --

Charles Warczak                             91,272             90,180            24,045

Gregory Miller                             113,085            112,029              --

          Total                          7,750,471            713,391           226,162
                                   ===============    ===============   ===============

                                                                 Schedule 1.1(b)
                                                                 ---------------

None.

                                                                 Schedule 1.1(c)
                                                                 ---------------

None.